Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 1,040,000 shares of common stock under the Iomai Corporation 2005 Incentive Plan of our report dated March 11, 2005, except for Note 13, as to which the date is December 2, 2005, with respect to the financial statements included in the Prospectus filed on February 2, 2006 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1, as amended (No. 333-128765), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
McLean, Virginia
February 8, 2006